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                                  EXHIBIT 10.2
                                  ------------

May 6, 1996

CONFIDENTIAL

Bay Apartment Communities, Inc.
4340 Stevens Creek Blvd., Suite 275
San Jose, California 95129

Attention: Mr. Gilbert M. Meyer

          Re:  Sale of Shares in Bay Apartment Communities, Inc.
               Pursuant to Registration Statement on Form S-3
               ----------------------------------------------

Gentlemen:

     This letter will confirm the agreement between PaineWebber Incorporated ("PaineWebber") and Bay Apartment Communities, Inc. ("Bay Apartment"), in connection with the purchase of approximately $30 million worth of Common Stock in Bay Apartment (the "Securities") by the entities set forth on EXHIBIT A (the "Purchasers"). In connection with the sale of the Securities to the Purchasers on or about May 6, 1996, Bay Apartment has agreed to pay PaineWebber a finder's fee of $.44 per share. The purchasers shall purchase the Securities for a purchase price of $24.44 per share of Common Stock.

     The fee shall be paid by Bay Apartment to PaineWebber at the "closing" by wire transfer. The closing shall mean the settlement date whereby the Purchasers pay to Bay Apartment the purchase price by wire transfer for the Securities. Only upon Bay Apartment's receipt of such payment from the Purchasers will PaineWebber direct Depository Trust Company to release the Securities.

     PaineWebber and Bay Apartment hereby confirm that PaineWebber's sole obligation with respect to the transaction described herein is the introduction of the Purchasers to Bay Apartment. Without limiting the foregoing, Bay Apartment specifically acknowledges that PaineWebber is not an underwriter in this transaction and has not assisted it in the drafting or preparation of the Registration Statement or Prospectus Supplement pursuant to which the Securities are being sold.

     Bay Apartment shall advise PaineWebber as promptly as reasonably practicable prior


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to the closing of any material adverse change or any development involving a prospective material adverse change in the operations, condition (financial or otherwise) of Bay Apartment.

     PAINEWEBBER AND BAY APARTMENT AGREE TO THE INDEMNIFICATION AND CONTRIBUTION TERMS SET FORTH IN EXHIBIT B ATTACHED HERETO.

     This agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed in accordance with the laws of the State of New York. In the event of any litigation concerning either party's rights or obligations hereunder, the prevailing party shall be entitled to receive its attorneys' fees and costs from the non-prevailing party. Bay Apartment and PaineWebber hereby waive any objection to the laying of venue of any lawsuit, claim or other proceeding arising out of or relating to this agreement in the courts of the State of New York located in the City of New York or the United States District Courts located in the City of New York, and hereby waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in an inconvenient forum.

     If the foregoing correctly sets forth the agreement between PaineWebber and Bay Apartment, please confirm that fact by signing below and returning to the undersigned a signed original of this agreement.

                                         PAINEWEBBER INCORPORATED

                                         By:
                                             -------------------------
                                         Name: Frederick T. Caven, Jr.
                                         Title: Managing Director

AGREED TO:

BAY APARTMENT COMMUNITIES, INC.

By:
     ---------------------------
Name: Gilbert M. Meyer
Title: Chairman of the Board and President